Exhibit 99.02

SILICON IMAGE

Moderator: Bob Gargus
April 21, 2005
4:00 p.m. CT

Operator: Good day everyone, and welcome to Silicon Image’s first quarter ended March 31, 2005 financial results conference call. Please note that today’s call and question and answer session are being recorded.

At this time, I would like to turn today’s call over to Mr. Bob Gargus, Silicon Image’s Chief Financial Officer, for opening remarks. Mr. Gargus, please go ahead.

Bob Gargus: Good afternoon and welcome to Silicon Image’s first quarter 2005 financial results teleconference. Joining me today is Steve Tirado, our President and Chief Executive Officer.

Please be cautioned that during the call we will make comments regarding the future performance of the company. Those include remarks concerning our expected operating results, product introduction, product production ramp, announcements relative to standards, and technology adoption rates.

We may also make comments regarding events that could potentially impact the future of the company. Many factors taken individually or in combination could affect future business outcomes. Actual company results may differ materially from what I have described in these forward-looking comments.

I encourage you to familiarize yourself with the most recent 10-K as filed with the Securities and Exchange Commission for the period ending December 31, 2004. This report describes relevant risk factors that could affect future outcomes.

Additionally, during the call today we may highlight other factors that could impact any projections or other forward-looking statements. Unless otherwise stated, all amounts, results, and projections discussed are on a pro forma basis, which excludes stock compensation expense, patent defense costs, acquisition integration costs, amortization of intangible assets, and gain or loss on investment securities.

A reconciliation of pro forma numbers to GAAP numbers can be found in our first quarter 2005 financial results press release, which is available on Silicon Image’s Web site at www.siliconimage.com.

Before I turn the call over to Steve Tirado, I want to point out that Silicon Image has 14 financial analysts that publish research on the company, and this creates a range of estimates relative to our financial metrics.

Additionally, the analysts may update or modify their models during the quarter without any disclosure on the part of the company. Therefore, when we say Street estimates, we mean the consensus of all the analyst models as identified by First Call as of a few days ago.

When we use the word guidance, we are referring to what we told you in our last earnings call.

     I will now turn the call over to Steve for comments on the quarter.

Steve Tirado: Thank you, Bob. Q1 came in as expected at 44.3 million in revenue with pro forma EPS of nine cents. While revenue and earnings were both in line with guidance, pro forma EPS was slightly better than the Street consensus of eight cents.

The most important aspect of the quarter, however, was the very strong order growth we saw during the quarter. We had record bookings led by our CE products and overall licensing activity. We answered the second quarter with approximately 70 percent visibility on double-digit growth expected for Q2.

Book-to-bill for the quarter came in at greater than 1.2. The adoption rate for HDMI in consumer market is slightly ahead of expectations, and interest in our cores for storage and CE applications is very robust.

Consumer interest in high definition is rising. We saw evidence of this from one of our set-top box customers who, during the quarter, needed to accelerate HDMI-based set-top boxes due to a surge in consumer demand for high definition.

This also points to the fact that the growth in high-definition capable television is beginning to affect the overall supply chains as programming options grow in number and variety.

HDMI licensees now total 211, an increase by 41 or 24 percent in Q1. Overall, we continue to execute well against both our strategic and operational objectives.

Now let me turn to a medium-term view of our markets and a review of our lines of business. I have stated in previous conference calls that Silicon Image is at the forefront of a digital content buildout in the home that is accelerating with the transition to high-definition TV.

There are over 300 million units of opportunity for our silicon over the next three to five years when you combine the PC, CE and storage devices expected to be deployed in the home for digital content delivery.

Our strategy of focusing on the silicon software and its system solution for the secure transmission, storage and display of premium digital content, both personal and commercial, is beginning to pay dividends.

We believe that FCC mandates moving broadcasters to digital transmission and CE devices to HDMI and DVI with HDCP interfaces, has positioned Silicon Image for sustained, long-term growth.

We not only identified the opportunity but we also targeted several new applications for CE products. While industry analysts acknowledge that serial ATA-based storage will be the de facto drive technology for most mass market applications, Silicon Image identified the need for a new storage architecture.

Our SteelVine storage architecture directly addresses the need for storage scalability and reliability, something that we all want for our digital photos and music, and will need for our DVRs that record high-definition content.

We believe our ability to respond to the new realities of a digital content-enabled world will help us sustain profitable top-line growth.

I’ll now turn to the storage market. Our storage IC business grew 11 percent over Q4 and hit 10.4 million. We continue to see strong growth in our serial ATA controllers. Our performance, quality and robust software stacks have enabled our serial ATA controllers to be the solution of choice for almost every major motherboard company in the retail market.

We have also done well with several key OEMs in their higher-end SKUs. Their transition to Grantsdale and Lakeport chip sets have increased their demand for our PCI Express serial ATA controller as they begin ramping these platforms in Q2.

Our fibre channel and parallel ATA business continues to decline as expected. In the fibre channel market, the transition to our quad controllers has lowered our per-port revenue capture, and we anticipate that sales will continue to decline slightly quarter-to-quarter.

We also expect that parallel ATA sales will decline slightly and that storage IC sales will be flat to up five percent in Q2.

Our SteelVine system sales came in at .2 million and below our expectation of .5 million. We have suffered some product and channel-readiness delays, but expect sales to grow significantly in Q2.

We have also begun to gain early interest in our SteelVine chip solution. We now believe that SteelVine system revenues will be roughly $8 to $10 million for the year, offset by much higher overall storage IC sales, including production wins and some exciting new applications.

We have always viewed our system product as a way of accelerating revenue for the architecture, but have always focused on enabling mass markets for our chips. The good news is that we are now expecting SteelVine chip sales to start as early as Q3.

Now that we are seeing more serious interest in our chip solution, overall storage sales will be more focused on enabling OEM and systems companies that want to address consumer and CE applications for the digital age.

We also believe that serial ATA controller sales will be significantly higher than anticipated in 2004.

Secure digital content delivery will include storage, both in the home and in the clouds. SteelVine represents both a simplification and a cost reduction while enabling scalable, reliable storage.

I’ll now turn to our PC display business. Our PC display business grew one percent sequentially, and hit 10.9 million. Our DVI receivers, popular in digital displays, grew 10 percent over Q4, but this growth was offset by declines in our transmitter sales.

Looking into Q2, we have an excess inventory position with one of our key display customers while transmitter sales are expected to be flat. As a result, our PC business is expected to be down five to 15 percent in the second quarter.

While our near-term PC chip sales have slowed, we are encouraged by a growing number of anticipated introductions in the media PC area, which we expect to generate demand for our HDMI transmitter solutions for PCs.

We also believe that display sales will begin to grow again as we work off excess inventories in one of our key accounts.

Consumer electronics, total product revenue in the consumer electronics business declined 11 percent sequentially to 19.5 million in the first quarter of 2005 from 21.8 million in the fourth quarter of last year.

This sequential decline was seasonal and was at the low end of our guidance. Q1 bookings, however, were strong. HDMI receivers, driven by the production ramp in new digital TV models for 2005, booked solidly throughout the quarter.

As I mentioned earlier, the transmitter side of the business saw increased demand from cable and satellite companies and is expected to complement display side chip growth. We have not had significant competition this year as we compete for 2006 sockets.

Our strategy of introducing a low end, digital-only receiver, the Silicon Image 9011, has helped our market share remain strong. Two-port receivers are also doing well on higher-end SKUs.

The industry’s first fully integrated TV HDMI solution, the Silicon Image 8100, is still on track to sample this quarter. This chip provides a very price-attractive solution for the 25 to 35 inch DTV market where integration and cost dominate design-in decisions.

As we have said in previous conference calls, 2005 product decisions were largely made last year, especially on the TV side, and Silicon Image will grow with the market uptake of digital TVs, especially those that are HD-capable.

Interest in the PanelLink Cinema Partners program continues to grow. Early in the quarter, we announced that SONY and Hitachi had joined Mitsubishi, Samsung, Sanyo, LG, Pace, Mediatek and Sunplus as members, and yesterday, PanelLink Cinema Partners was featured at a consumer electronics seminar in Shenzhen, China, endorsed by content providers Fox, Warner Brothers, Universal and Disney.

The PanelLink Cinema Partners program offers full interoperability testing for HDMI with HDCP-enabled devices and is aimed at providing consumers with a simple means to identify HD TVs and other consumer electronic devices as content-ready devices.

HDMI continues to gain momentum with well over 400 consumer electronics devices, announced or shipping, that incorporate HDMI. It is readily apparent that HDMI is continuing its rapid adoption and has become a leading digital interface technology.

Silicon Image continues to be the market leader with over 90 percent market share, and is widely recognized as the leading choice for quality, performance, and very importantly, interoperability.

Looking forward, we expect the consumer electronics business to be stronger in the second quarter with product revenues expected to grow 25 to 35 percent sequentially.

Licensing, total licensing revenues were 3.5 million for the quarter and were below the 4.5 to five million we guided. Basically the large deal we mentioned during last quarter’s conference call did not happen.

Despite this, we achieved our overall top and bottom-line objective for the quarter. We did, however, have strong bookings in the licensing area, driven by CE and storage transactions. Looking at the second quarter, we anticipate licensing revenues to be approximately four million.

In summary, we are moving into a strong demand environment for our CE product and HDMI being adopted on a broad number of platforms. We continue to be encouraged by our progress in the storage market, and we anticipate stronger PC growth in the second half of this year.

We would anticipate overall revenues growing 12 to 16 percent in Q2 over Q1. With that, I’d like to turn the call over to Bob for a broader discussion of our financials.

Bob Gargus: Thank you, Steve. Let me recap the product revenue segments, excluding licensing.

The DVI PC business revenues were 10.9 million, an increase of one percent over last quarter. Storage revenue was 10.4 million and increased 11 percent from the fourth quarter. This increase was the net result of our serial ATA business growing 30 percent while fibre channel and parallel ATA declined as expected.

The consumer electronics business was 19.5 million, down 11 percent from the fourth quarter. Combined licensing and royalty revenues totaled 3.5 million and was down 14 percent from the 4.1 million recorded in the prior quarter.

The 3.5 million is approximately 1.2 million less than we projected. Recurring royalties were approximately 2.5 million. I remind everyone that we have repeatedly stated that the licensing revenues are inherently lumpy.

That said, we are projecting that our second quarter licensing and royalty revenues will be approximately $4 million.

Our bookings were at record levels for the quarter. We are entering Q2 with visibility of approximately 70 percent against a projection of overall revenues being up 12 to 16 percent sequentially.

As a side note, we had a great booking quarter for licensing revenues, which will turn to revenue in future quarters.

The product revenue portion of our business was down three percent in the first quarter and was better than the down four to nine percent guidance we provided at the beginning of the quarter. The increased product revenues allowed us to offset the miss in licensing revenues.

For the quarter, ASPs were down approximately four percent. From a customer concentration perspective, we had two customers and five distributors that exceeded the five percent threshold. The customers were Samsung at nine percent and SCI Systems at five percent. The four distributors were World Peace at 18 percent, MicroTek at 10 percent, Weiking at six percent, and Inno Micro at five percent.

Turning to net income, first let’s discuss the GAAP numbers. The GAAP gain for the quarter was 16.6 million, or an earnings per share of 19 cents on a diluted basis. There were four reconciling items between our pro forma numbers and the GAAP numbers.

These four items totaled 8.9 million, and were: one, stock-based compensation credit from options repriced from 2000 and 2001 plus option modifications of 10.5 million; two, pre-IPO stock option grants, consultant grants, and options from acquisitions of a minus 1.2 million; three, the selling of approximately 24,000 shares of Leadis Technology at a minus .1 million; and four, amortization of intangibles from acquisitions of a minus .3 million.

I refer the listener to our earnings press release, which includes a full reconciliation of the differences between the GAAP numbers and pro forma numbers that we discussed on this call.

Looking ahead, we may have four items of adjustment for the second quarter. These adjustments are: one, amortization of intangibles of approximately .3 million; two, a change or credit for pre-IPO grants and stock options assumed with acquisitions and grants to non-employees that is estimated to be 1.0 to 1.5 million for the second quarter — additionally, there is a portion of this stock option expense that is related to the stock price that cannot be predicted; and three, the potential sale of Leadis Technology stock which had a closing price of $6, results in a gain of 1.8 million; and four, it is possible that we could record either a net gain associated with the legal settlement of the Genesis lawsuit or additional legal expenses.

The net gain would be comprised of a one-time settlement fee, royalties to date, and ongoing royalties. The timing for receiving cash is unknown and must await final resolution in the courts. Thus, any possible gain associated with settlement or possible expense associated with further litigation regarding Genesis is unknown.

For the remainder of my presentation I will focus only on the pro forma financial statements that exclude these items, consistent with the guidance we gave at the start of the quarter.

Pro forma net income for the first quarter was 7.7 million. This is a $2.5 million decrease from the fourth quarter pro forma results and an improvement of 3.0 million from the year-ago quarter.

The first quarter’s earnings per share was nine cents and a penny better than the Street consensus. The pro forma net income of 7.7 million was 17.5 percent of revenue and declined from the fourth quarter’s 22.3 percent of revenue.

The operating results of the first quarter of 2005 as compared to the fourth quarter of 2004 were: one, total revenues declined 1.8 million which negatively impacted gross margins by 1.2 million; two, product mix, ASP erosion, and manufacturing cost improvements were basically a wash. As a result, product-only gross margins improved slightly from 58.8 percent in the fourth quarter to 59.1 percent in the first quarter. Total gross margins as a percent of revenue declined from 62.4 percent to 62.3 percent as a result of the lower licensing revenues.

Three, relative to the guidance we had at the start of the quarter, we had expected first quarter gross margins to improve 200 to 250 basis points or to be roughly 64.6 percent of revenue. The actual of 62.3 percent is 230 basis points below the guidance and is the result of three items: A, approximately 110 basis points comes from the lower licensing revenues; B, we incurred higher costs of approximately .2 million or 40 basis points associated with bench testing of products ahead of automated test availability — this issue is now resolved and will not be repeated in the second quarter; and finally, C, we incurred higher end-of-life and obsolete inventory charges than planned. Effectively, we had a part that we revised, and while the old inventory version is salable, it will take longer than our guideline of six months to consume. This cost us approximately .4 million or 80 basis points.

Four, operating expenses were 20.2 million and increased 1.4 million from last quarter. This was lower than our guidance by .4 million due to lower head counts and lower projected project-related expenses.

And five, finally, taxes were .3 million for the quarter, up .2 million from last quarter. Net interest income improved .3 million quarter-to-quarter.

Looking at the second quarter, we would anticipate that overall gross margins will be flat as a percent of revenue. We anticipate that cost improvements already in inventory, combined with planned second quarter improvements, will offset the effect of ASP erosion and product mix.

Turning to operating expenses, total operating expenses at 20.2 million were 45.5 percent of revenue and were up 1.4 million from the fourth quarter. Operating expenses at 45.5 percent were up as a percentage of revenue from last quarter’s 40.6 percent, and total expenses were .4 million below our guidance for the quarter.

Looking forward to the second quarter, we anticipate that our operating expenses will increase 1.2 to 2.0 million as a result of head count, lower non-recurring engineering credits, higher commissions and higher project-related expenses.

Net interest income was .5 million for the first quarter and we would expect this to be flat in the second quarter.

Taxes, we have booked approximately .3 million in income tax liability for the first quarter. For the second quarter our estimate is approximately .5 million for taxes. We ended last year with more NOLs than anticipated, and we were able to use additional credits from the exercise of stock options and the scrapping of fully-reserved inventory. As a result, we are now able to project that this year’s tax rate will be in the three to six percent range, and our best guess for 2006 would be in the high teens as a percent of revenue.

Now let’s turn to the balance sheet. We ended the quarter with 100.4 million in cash and short-term investments. This was a $6.9 million increase from the $93.5 million balance at the end of the fourth quarter.

We have no long-term debt, and we ended the quarter with total assets of 162.3 million. DSO levels increased to 45 days. Inventory levels decreased almost two million, resulting in inventory turns of 5.5.

A final point relative to the improvement in cash and short-term investments is that we received 4.2 million from employees exercising stock options and purchasing shares through the company ESPP program offset by a decrease in the value of our unsold Leadis shares, which declined 1.9 million.

The remaining 4.6 million is basically from operations. We would project DSO to be in the range of 43 to 47 days for Q2 and inventory turns to be in the range of 5.3 to 5.6.

And recapping the quarter: one, revenue declined 1.8 million to 44.3 million, a 3.8 percent sequential decrease and a 23.6 percent increase over the prior year; two, net income on a pro forma basis was 7.7 million and was a respectable 17.5 percent of revenue; three, overall pro forma earnings per share was nine cents, in line with guidance and one cent better than the current Street consensus; four, we are entering Q2 with approximately 70 percent visibility and are projecting total revenues to increase between 12 and 16 percent sequentially; and five, while licensing revenues continue to be hard to predict, we feel that we are executing and delivering to plan.

We have established a solid track record over the last three and a half years of execution. We continue to have higher than average growth, higher than average gross margins that are expanding, consistent increases to our cash and short-term investment balances, and operating margins that, as a percent of revenue, are very respectable.

In summary, we are on track for the quarterly execution plan that we have laid out, and execution of the second quarter guidance would basically put us on track with the Street consensus through the first half of the year.

That concludes the financial section of the 2005 first quarter conference call.

Bob Gargus: Before we go to Q&A, I’d like to turn the call over to Steve for an announcement. That’s it, Operator.

Operator: OK, great. I was just verifying with you, making sure there was no more last...

Steve Tirado: Many of you saw today that we have hired our new CFO, Darrel Slack, and I’m very pleased to have Darrel joining our executive team. I have asked him to share a few introductory words.

But before he speaks, I do want to thank Bob Gargus for his contributions over the last four years to Silicon Image’s success. Thank you, Bob.

Darrel, please go ahead.

Darrel Slack: Thank you, Steve. I am incredibly excited to be joining Silicon Image. It’s a company with a legacy of repeated successes with tremendous prospects for the future.

My initial focus will be internal to learn the details of our business and the markets we serve, to review the financial controls and processes that Bob and the team have put in place, and to work to build even more value within the internal financial reporting and analysis infrastructure.

But after this initial internal focus, one of my key efforts will be to meet and interact with each of you and, importantly, to broaden the breadth and depth of knowledge about Silicon Image within and throughout the financial community.

In this era of diminished trust for corporate officers, I want to say directly that nothing is more important to me in this role than the integrity of our financial disclosures and the fairness of our financial reporting methods.

It is my pledge to each of you that, like my predecessor, I will do everything I can to ensure the integrity and fairness of our financial reporting.

Finally, let me say it’s a privilege for me to be entrusted with the responsibility to work with each of you listening to this call. I look forward to our future interactions.

Now let me turn the call back to Bob.

Bob Gargus: At this time, we’d like to open the call to questions and answers. Operator?

Operator: Thank you, Mr. Gargus. Our question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We’ll pause for just a moment to assemble our queue.

We’ll take our first question from Daniel Gelbtuch of CIBC.

Daniel Gelbtuch: Hey, guys. First of all, Bob, I hate to see you go, and I wish you the best. Welcome, Mr. Slack.

First of all, I’d like to ask with regard to HDMI silicon, you know, obviously we see on the TV side that the design cycle for TVs is about nine to 12 months. Can you comment on when we should see the 2006 design season pretty much wrap up?

And what do you see as far as your market share being? Where do you expect the market share to be on the transmitter side for HDMI and also for the receiver side?

Steve Tirado: Well, you have to answer that question based on the types of products. For the TV market, typically by, you know, the end of Q3, they want to have made their selections on silicon.

Now, you’ll have a few companies who may delay some things all the way into Q4. But typically by the end of Q3, most of the decisions are made certainly for all the higher-end SKUs. Some of the lower-end SKUs there might still be some battle going on through the end of, up until the start of Q4. But typically that’s the season that we compete in.

Now, the transmit side of the house is a little different in that the drive for integration is much greater for things like DVDs and even set-top boxes, and that’s one of the reasons we’ve been very aggressive with our licensing programs for companies that want to integrate our particular brand of core.

The transmit side of the business is also a little bit more, it isn’t exactly like the PC market, but it has a couple of cycles where they’re looking at product introduction. So, you know, that’s the answer.

You know, as I said in the call, the competition that we’re seeing this year is somewhat less than we expected, and the adoption for HDMI is slightly ahead of our expectations.

Daniel Gelbtuch: All right. Excellent and then just to be clear, you guys have a licensing deal with Mediatek on the transmitter side. Is there anyone else on the set-top box side that you guys are going to be partnering with?

Or is that going to be a scenario where Broadcom integrates on their own and really doesn’t license from you guys? Or is there anyone else that you’re looking at for licensing other than Mediatek?

Steve Tirado: There are other deals that we have either signed or in process of signing that I can’t talk about. We did announce Mediatek.

We also did announce some licensing with Sunplus, who’s also in the source-side market with DVDs. And then, of course, with respect to Broadcom, I believe they’ll just go their own way.

Daniel Gelbtuch: OK. And just, you know, just to switch gears a little, with regard to SteelVine, you’ve mentioned that you have seen a lot more interest on the IC side. Ending the year, do we expect to have at least one or two big OEMs?

And what’s your — what are your estimates predicated on? You know, do you need one OEM to make the year, do you need two OEMs, etcetera?

Steve Tirado: Well, the overall storage IC sales were, you know, our estimate at the beginning of the year was pretty significantly off. We’re seeing a much stronger uptake for our serial ATA controllers both in the PC and in the consumer market.

And then there are some interesting applications actually inside of television where some of these companies are putting DVR technology embedded into the TV. So the serial ATA controller business is very, very strong, much, much stronger than we anticipated. So much of the growth is coming from that.

With respect to SteelVine, I can tell you that at least one OEM will go into production this year. There may be more than that but we are well on our way with one. And that was exciting. We always wanted to use the system business as a way of stimulating interest and demand. That’s worked. We’re a little ahead of expectations in terms of companies taking the chip technology, and so that’s good for us. We’d much rather focus on enabling the chip architecture with system OEMs because that’s the only way we’ll really get to large volumes.

Daniel Gelbtuch: And finally, what would you — who would you characterize as your main competition in the SteelVine arena? Would it be like items like snap servers or, you know, NAS products? Who do you see as being your major competition?

Steve Tirado: You know, I would make the argument that you may or may not buy, but I would make the argument that our architecture is a very different approach to doing storage that doesn’t really look like those solutions.

And the reason I say that is those solutions all typically have a fairly complicated software stack composed of management software, BIOS drivers, RAID software, all that stuff. We have completely eliminated all of that and allowed the system vendor to implement just a simple SATA-port to plug into SteelVine.

So our architecture is really addressing a simplification step that all those traditional storage solutions just don’t have.

Daniel Gelbtuch: OK. Well great. I hope that this business ramps. It looks like it’s — from my checks, it looks like it’s going to happen so congratulations.

Steve Tirado: Thank you.

Operator: Our next question is from Tore Svanberg of Piper Jaffray.

Tore Svanberg: Yes, good afternoon. I had a couple questions. First of all, when we look at the SteelVine business, especially six to eight million coming in for the year, should we assume profitability of that to be in line with the corporate margin or higher or lower?

Bob Gargus: So, first of all, we actually said it would be 8 to 10, that would be number one. And number two; we don’t expect SteelVine to have a negative drag on our overall corporate margins.

Tore Svanberg: OK. Very well. And just looking at your guidance, it seems like you have some pretty decent backlog at the beginning of the quarter. Could you give us an update on where you stand today?

Bob Gargus: No. We don’t really want to get into the pattern of continuous updates. We’ve established a policy where we tell you where we stood entering the quarter, and we don’t give interim reports.

Tore Svanberg: OK and could you remind us what your backlog was last quarter and how the turns business actually ended up being?

Bob Gargus: So, last quarter our beginning position we said was approximately 60 percent visibility. So we’ve improved our visibility by 10 points entering this quarter. And last quarter it was 60 percent visibility against a down quarter and now it’s 70 percent visibility against an up quarter.

Tore Svanberg: OK. Great. And just one final question, looking at the sequential bookings growth for the consumer electronics business, could you give us a flavor on the actual applications that drove the majority of that growth? Was it set-top box, was it TV or anything else that we can put our hands on?

Steve Tirado: You know, it’s mainly the televisions going into production now. That’s where we had tremendous strength. But, you know, all parts of the CE business were good, but that’s the area that really took off.

Tore Svanberg: Sure. Thank you very much.

Operator: Our next question is from Charlie Glavin of Needham & Company.

Charlie Glavin: Thanks, guys, and I’ll echo, Bob, sorry to see you go. And Darrel, welcome back, I guess.

Darrel Slack: Thanks, Charlie.

Charlie Glavin: Can you go into a little more detail, in terms of the ASPs being down, Bob, was it more pricing on existing products, or was a bit of the mix across the product revenue?

Bob Gargus: Most of the price decline was actually in the consumer electronic space. Storage was probably more in the two to three percent and PC and CE were both just a little bit over four percent.

Charlie Glavin: OK. And then if you could kind of sift through, Bob, it sounds as if in terms of licensing, if you take a look at it you’re either at or above 20 million in terms of what you signed for the year.

Can you give some sort of idea in terms of — I know you guys haven’t mentioned that but that’s what we’re hearing or estimating now. Can you give some sort of idea about the timing between when you set up a license and when you actually can recognize revenue? Is it on the shipment of the initial customized product for initial delivery, or does it have to be the first implementation? Or a little bit more guidance.

Bob Gargus: So, Charlie, it’s basically really all over the map. When we do some licensing deals, it can be off the shelf, a core, so to speak, that we can deliver — and which case, once I deliver it and I get an acceptance letter from the customer, we would recognize revenue.

In other cases it’s where the customer’s asking us to port the technology to a different foundry or even a different geometry or to make some customized tweak, in which case it can take two or three quarters for us to complete that effort let alone then get the customer to accept it.

So it kind of varies all over the place. What we have or what we can say is that we have probably in the range of about $19 million worth of licensing business somewhat signed for the year.

So this means subject to execution risk, but that should manifest itself sometime between now and the end of the calendar year.

Charlie Glavin: OK. I guess I’m not sure how comfortable you feel answering this question, but we’ve heard from other IT guys that the auditors have kind of pushed back and almost looked for delays in terms of recognition.

Is any of the forecast right now within Q2 rather occurred because of a push back as far as how you’re recognizing those revenues, you know, more of a percentage of completion or spreading it out over the life of the project as opposed to first delivery?

Bob Gargus: So, we only have two contracts that are percentage of completion related. And there has been no change, no additional pressure or nothing different relative to our interaction with our external auditors since I’ve been here, basically.

We’ve worked from day one with them to establish our revenue recognition policies, and they basically have not changed.

Charlie Glavin: Bob, going on to the taxes from sort of a housekeeping issue, you mentioned higher NOLs exiting out. I think previously you had something in the neighborhood of 50 million. Can we assume that the taxes are going to come up after that gets burned off? And is that about 50 million?

And you mentioned high teens for ‘06. My understanding was that it was going to be over 20 percent. Could you give a little more clarity as to the ‘06 number after those NOLs are burned off?

Bob Gargus: Yes. So a couple things. One, if you read our 10-K that we published, we actually exited the year with about $70 million worth of NOLs. So it’s our estimate in terms of how those will get consumed that the tax rate will be in the three to five percent range roughly for this year, and then estimating looking out into ‘06, combining it with some additional tax planning things that we plan to implement later this year, we should be able to, for ‘06, hold it in the high teens and then in ‘07 I would expect it to probably be in the mid-20s.

Charlie Glavin: OK. OK, got it. I’ll come back later with any other follows. Thanks, guys.

Operator: We go now to Jeremy Bunting with Thomas Weisel Partners.

Jeremy Bunting: Great. Thank you very much. Can you just comment, one, what is the balance between serial ATA two and serial ATA, and has the serial ATA market really begun for you?

And then, Steve, if you could discuss in a little bit more detail about the impact of the Grantsdale architecture on your motherboard controller business? Obviously Grantsdale integrates some serial ATA ports. Could you just elaborate on which sort of platforms you are actually garnering those control sockets?

Thank you.

Steve Tirado: Jeremy, the serial ATA one versus serial ATA two is, I don’t know exactly where we are right now in terms of the split. I know that all — pretty much all the sales we have today are all SATA two based. We went to SATA two very early in the cycle. So, you know, that dominates every new design win that we have.

The impact of Grantsdale coming in is that, you know, the PCI Express bus is now there. And so we were first to market with a very nice implementation and pretty much swept the motherboard retail market with a lot of the big name companies that you can think of in Taiwan.

So we’ve done really, really well there.

Jeremy Bunting: And so all of those sockets which go with Grantsdale are serial ATA two?

Steve Tirado: Yes. Are you asking about the — they are serial ATA two. You were asking about what is the impact because some of those platforms have up to four ports.

For the retail market, they’re trying to offer, you know, higher capability. And also, if you want to do RAID, what happens with the internal port is you need one for your internal drive and maybe you have one optical, could be parallel or serial, but if you wanted to do RAID across a few drives, you really need some incremental ports to do that.

And that’s why we’ve had the strength that we’ve had with our chips for that retail market.

Jeremy Bunting: OK. Thank you and one also for Bob. Could you just elaborate more on the licensing issue, which presumably was with a SteelVine customer which fell out of Q4 into Q1, and you just mentioned that it fell out of Q1. Is it — would it actually be in Q2, or is it gone?

Steve Tirado: So that deal is gone. We have a variety of things that have happened on the positive side with respect to storage IC in general. And what we’re finding now is it looks like we’re going to move more directly into IC sales themselves for SteelVine. So, that deal is gone. It’s not coming back.

Jeremy Bunting: Very good. OK. Thank you.

Operator: We go now to Michael Bertz of WR Hambrecht.

Michael Bertz: Good afternoon, guys. First of all, of course, wish Bob congratulations and regret to see you go but certainly good luck. And then I’ve got a couple questions for the quarter. First, I guess to drill a little further down into the questions about ASPs and mix. In terms of if we saw anything, you know, in terms of like-to-like pricing in consumer electronics and in storage — I’m sorry, in PCs, what drove that? Was it any sort of mix change like we saw in December where we saw more DVI sales for ED plasma panels or is it something where it’s just, you know, SKU declines?

Bob Gargus: It’s just SKU to SKU declines. I mean, typically the start of a new year, especially with volume pricing to some of the customers, you kind of already have negotiated some price declines all through the year.

So, I mean, a lot of this we had anticipated. I’ll be honest. I think it came in about a point more degradation than what we had planned on, but short of that, it was basically what we were expecting.

Michael Bertz: OK. So, would you expect it to, you know, as you march out over the quarters, to be somewhere in the same range or not quite as steep over a quarterly basis?

Bob Gargus: I think it will be a little less steep in Q2, but if you go back and look at us historically, about the highest we’ve ever had is in the four to five percent range.

Michael Bertz: OK. Great. And then I guess backing up to the PC business, do you have any idea about share that you guys are seeing in terms of transmits received this quarter? And if you have any sort of idea about split for a DVI in terms of what discreet chips and what you might see integrated on the motherboards directly.

Steve Tirado: You know, a lot of the PC market is pretty much integrated with the graphics controller crowd. For the Intel platform, it still requires a discreet chip if they want to do — if they want to do DVI.

With respect to the split, it’s about half-and-half display versus transmit. The trends that are important, however, are the increasing desire on the part of the PC folks with some of their new platforms to plug into television screens. And so that’s going to drive an increase for HDMI transmitter business, we believe, especially on the Intel platform and actually generally on platforms.

And with respect to the display side, we think that as the — as that, of course, may increase our HDMI sales for PC-like displays that want to be TVs as well.

Michael Bertz: So multi-function monitors?

Steve Tirado: Yes, multi-function monitors. So, you know, what you’re going to see, this is kind of not fair in a way, I guess, but the PCs that wind up getting hooked up to displays that are, you know, HDMI-based, that data will show up in our CE business, not in our PC business.

Michael Bertz: Is that a function of it being recognized as an HDMI sale versus a DVI sale?

Steve Tirado: Yes. I mean, we haven’t really talked about this internally, how we’re going to categorize it, but I think short term it will just be all lumped in with the CE market.

Michael Bertz: OK. And then going into the consumer electronics market, Steve, what are we seeing for the trend towards multi-port? I mean, what percentage of units start shipping out with more than one port on them?

Steve Tirado: Actually, I’m surprised. It’s been a fairly high percentage. You know, we came out in the market early with a low-cost single port product to really deal with what we could perceive was going to be some competition that really just hasn’t materialized yet.

But, you know, I don’t have the exact breakdown. That’d be something we’d have to get later.

Michael Bertz: OK. And then a last question, we’ve already talked a little bit about the way the sort of design season works, but what are you guys perceiving as key factors in terms of gaining sockets with OEMs going into 2006?

Steve Tirado: I think we’re doing very well. Again, it all kind of gets down to two things. One is how aggressive is the adoption of HDMI. We view it as slightly ahead of our expectations. And, of course, there are all the numbers out there for, you know, HDMI adoption.

And in addition to that, you have these FCC mandates really pushing folks forward. For 2006, as I was mentioning earlier, the competition is on right now. People are evaluating what silicon they’re going to use.

We have a great advantage because we, you know, we have done all the testing. We’re on third-generation silicon. People know they’re going to get a good solid product with great interoperability characteristics.

And so we feel very good about 2006. But I won’t really be able to give you guys a good sense of how we did socket to socket until probably, you know, start of Q4.

Michael Bertz: OK. Fair enough. Thanks a lot.

Operator: We go next to Brian Alger of Pacific Growth.

Brian Alger: Hi, guys. Good afternoon. Nice quarter. Just going through some of the details here, you mentioned earlier that Broadcom looks like it’s probably go on its own and indicates that Broadcom, or anyone else for that matter, chooses to do that.

Is there any scenario where you guys would be getting a royalty revenue?

Steve Tirado: Well, anyone who is in HDMI, it’s really not from the semiconductor guys, but anyone who sells an HDMI system needs to pay a royalty of five cents to the HDMI consortium, a penny to Intel and four cents to Silicon Image.

Bob Gargus: Just to elaborate on what Steve was saying is the tax, so to speak, is not on semiconductor but on the system guy. And we purposely set that up like with the founders, you know, with the Sonys and the Panasonics and that because it was easier to get the tax back from them than to try to collect from every semiconductor company that might get into this business.

Brian Alger: And are the HDMI founders exempt?

Bob Gargus: They have separate agreements with us that vary.

Brian Alger: OK. Fair enough. It’s been talked about that some of the new game consoles might be integrating HDMI connectors, and certainly one can understand why that might be the case.

At CES we saw some innovative designs where you guys were kind of breaking up kind of the digital aspects of it and the phy-layer. Can you maybe elaborate on what the opportunity may be for you in that game consoles have a configuration. Is that something where you think you could get a full discreet type of design win?

Or is that something where there’d be a licensing plus something a little bit more cost effective?

Steve Tirado: You know, both are possible. Part of what you’re referencing there is our ability to split the logic from the phy and do something price competitive for markets like that.

But the — we do fully expect to see many, many platforms adopting HDMI. And so we put a strategy together all the way from licensing up to, you know, logic, you know, to phy, to fully, you know, full discreet chips.

So we really have a nice sort of a matrix, if you will, of pricing and, you know, products for many, many markets.

Brian Alger: OK. And I apologize if this came up earlier but I came in late. PC revs were guided to be down next quarter. What’s driving that?

Steve Tirado: What we said in the call was one of our display customers picked up a lot of excess inventory, so that needs to get burned off this quarter.

Brian Alger: OK. So is that something we should expect to see bounce back in the third quarter then?

Steve Tirado: Yes.

Brian Alger: OK. Great. And following on one of the questions from Mike with regards to the multi-port type of implementation, can you maybe give us a sense for, in the HDMI environment, how many of your HDMI chips are going out as two-port chips or dual-discreet single-chip or single-port solutions?

Steve Tirado: You know, we introduced the 9021 almost a year ago, which is the dual-channel chip. And so if a customer is going to go dual, they typically will buy that chip because it’s more cost effective.

I mean, I can tell you, you know, pretty much 36 inches and above they’re pretty much looking at, you know, two-port. That’s not 100 percent across the board, but it’s two-port or higher. We do even have some high-end TVs that have even more than two ports, up to four ports.

But the most cost-effective way for them to do that is not to buy four single-port chips but to buy these dual chips we have on the market.

Bob Gargus: And Brian, this is Bob. Because we have the two-in-one port, there are applications where the customer desires three ports. And so it’s hard for us, when we look at the single-port chips, you can’t just assume that those are all single-port applications because some of them are being combined with the two ports into the application the customer wants.

Brian Alger: All right. And in terms of pricing per port, can you maybe give us a rough average of where the industry’s at right now?

Bob Gargus: Probably in the $4 to $5 port range.

Brian Alger: Great. Thanks, guys.

Operator: Our next question is from Jim Liang of SG Cowen.

Jim Liang: Yes. Thank you. Just come back to the SteelVine, Steve, could you talk a little bit more about the potential partnership going forward, kind of an update, whether it’s to be with an OEM or ODM as far as was Silicon Image selling the chips and somebody else makes the boxes?

Steve Tirado: Well, the specific opportunity that we’re seeing now is with an OEM. And in this particular case, we’ll work with their ODM in producing the solution that they’re looking for.

Jim Liang: OK. And so when do we — is that partnership starting to happen or is it still pending?

Steve Tirado: No, we’re a-go, and we’re hoping to have something in the market by Q3. You know, the OEMs don’t want me to say anything until they introduce, but we’re well on our way now.

Jim Liang: OK. So, you still expect this year’s SteelVine revenues primarily would be the box revenues?

Steve Tirado: Well, no. What I said in the call was that we’re expecting about eight to 10 million in box and a much higher number on the chip side, which is a mix of more serial ATA controllers and SteelVine IC sales.

Jim Liang: In 2005?

Steve Tirado: In 2005.

Jim Liang: OK. And then going to ‘06, you would expect primarily from chips?

Steve Tirado: Yes, we’re — we have just made a decision inside that in order for us to really get through the mass market — the reason we built the boxes early on was we really needed a demonstration vehicle, and we also saw that there were some interesting applications for the boxes.

So you’ll still see box sales in 2006, but I really focus to teach very hard on these new consumer and consumer electronics applications and new platforms like Media PC because I believe that SteelVine really has advantage there.

And our goal is really to get up to mass market volume quantities.

Jim Liang: So any kind of early expectations as far as total SteelVine revenues for ‘06?

Bob Gargus: Not at this time.

Jim Liang: OK, Bob. Just a housekeeping item, what was the pro forma op ex for Q1?

Bob Gargus: It’s, I believe, the 20.2 million.

Jim Liang: Great. Thank you very much.

Operator: Our next question is from Tristan Gerra of Baird Financial.

Bob Gargus: Tristan, just before you begin, operator, I think we’ll take like two, maybe three more questions.

Operator: All right.

Bob Gargus: OK. Go ahead, Tristan.

Tristan Gerra: Yes. Good afternoon. Question on the prospect of integration of HDMI into TV, you know, by the end of this year. Do you think that the majority of your business is still going to be discreet HDMI into TVs at the end of this year given the visibility, obviously, you have in terms of your design wins?

And when do you think that integration becomes a meaningful trend inside additional TV?

Steve Tirado: OK. So for 2005, I think most of what we’ll see in the market is going to be discreet implementations, you know, mainly Silicon Image. We have ourselves done, you know, a number of licensing deals to facilitate integration in the marketplace.

And these represent opportunities that we didn’t intend to go after, so they’re complementary uses. And in addition to that, we have announced our own integrated DTV chip called the Silicon Image 8100, which we’re going to start to sample this quarter.

So integration is definitely a-go. It’s going to happen. We know that. So we’ve done our own integrated solution. We’re enabling others to have integrated solutions, and we’ll continue to focus on driving new features and functionality for HDMI.

You may not be aware of this, but unlike the DVI spec, which kind of did 1.0 and sat there, we have now done HDMI 1.1, we’re doing HDMI 1.2. There’s plans for 1.3. And what each of these successive revs of the spec is doing is adding additional capabilities and features that a lot of the OEMs are looking for.

So, we also have a family of integrated parts that we’re planning for that market. So, we’re really, you know, we learned a lot from the DVI experience, and we think we have a complete strategy for maximizing, you know, the return on the IP investment.

Tristan Gerra: In terms of the 8100, is it too early to kind of gauge the sense of interest that you’re getting for this integrated chip? And if so, what type of markets will it be, primarily the lower end? What’s your strategy in terms of targeting customers for 8100.

Steve Tirado: So, we’re targeting the 25 to 35 inch TV, you know, size category. We do have interest already, certainly, and we’re driving hard. I think it’s going to be a very competitive market.

There are many, many customers — many, many suppliers out there vying for this business. We believe because of the interoperability issues and also our established, you know, quality in the market that we have a very good chance, at least within that segment starting out, we’re going to come out with chips in the future that are going to go higher up in the market as well.

And then I think a lot of some of the licensing work that we’ve done will find its way into some of the integrated solutions you’ll see at the lower end of the market.

Tristan Gerra: OK. In terms of the potential in gaming consoles and how should I view the potential pricing on the breakdown of the physical layer versus the logic in terms of what your opportunity could be on the per-unit basis?

Steve Tirado: You know, we’re not really going to give that kind of information out. I think it’s premature for us to do so.

Bob Gargus: And Tristan, this is Bob. In any event, the game console stuff is really a 2006 story, not a 2005 story. And by the time we get closer to 2006, we’ll be able to give you guys a little more guidance.

Tristan Gerra: OK. And then last question regarding the set-top box market, you mentioned that Broadcom has their own solution, which isn’t new. Outside of Broadcom, do you think that initially the market is going to go integrated or discreet in set-top boxes, hi def set-top boxes?

Steve Tirado: Well, most of the, you know, SANs of Broadcom, they typically are discreet solutions. But that market, not unlike the DVD market, is going to be forced to integrate as quickly as possible.

Again, this is why we have licensing programs. We always believed on the source side that the pressure for a lot of those devices was so high that they would need to integrate. But short term and, in fact, in this quarter in particular, we had one of our set-top box companies increase their orders, actually — what happened was they flipped from standard definition to high definition based on their customer telling them, “My customers are asking for HD boxes. They don’t want SD boxes anymore.”

So the transition is really on, and I was encouraged because I think it’s an indication of people buying HD-capable TVs and wanting to see how good that looks.

Tristan Gerra: Great. Thank you.

Operator: We’ll take another question from Adam Benjamin of Jefferies & Company.

Adam Benjamin: Thanks. I know you talked a little bit about SteelVine, guys, but maybe there’s a little confusion here. When you talk about eight to 10 million in systems revenue for the year and then you also talked about chip sales, can you also just work that through with what you’ve talked about before of a $10 million run rate by the end of the year, how those two jive together?

Steve Tirado: Basically from an overall revenue standpoint, they sort of wash. So in other words, the decrease in the system storage outlook has been taken up by increase in the storage IC sales.

And that’s a function of two things, much greater serial ATA controller sales and earlier than expected SteelVine IC sales.

Bob Gargus: So, Adam, this is Bob. Basically back in October the guidance we gave would have kind of implied that storage licensing — or storage revenues, excuse me, would have been somewhat flat with SteelVine probably being in the $15 to $18 million range, depending on the variability in the models.

All we’re doing is saying the SteelVine system piece will be lower, but we’re now saying that the storage IC piece is going to have positive growth probably in the 10 to 15 percent range for the year.

Adam Benjamin: OK. So you’re still — you’re restating that 15 to 18 million that you’ve previously given before?

Bob Gargus: Well actually, to be honest, I think that’s going to drop a few million dollars and be made up with more sales from the serial ATA controllers. But the net of the three events will be a wash.

Adam Benjamin: I got you. And then on the gross margin line, you know, is that just a function of the mix going forward and you’d expect it to stay down in these levels? Or would you expect that to come back up throughout the rest of the year?

Bob Gargus: So which — you have to elaborate a little bit more what your question is on gross margin.

We finished with 59 percent in product, which was a little bit less than we expected. We guided that that would be flat, that in the second quarter that would be ahead of the Street models. And then we had previously guided that we thought product gross margins, meaning excluding licensing, would come down about a point a quarter. I think that’s still applicable in terms of our forecast model.

Adam Benjamin: OK. That’s helpful. Thanks, Bob.

Operator: We’ll take a question from Jason Paraschac of Kaufman Brothers.

Jason Paraschac: Hi. Good afternoon, guys. Did you talk about the split in the CE business between DVI and HDMI?

Steve Tirado: We did not.

Jason Paraschac: Could you elaborate how much DVI might have been of that total revenue?

Bob Gargus: To be honest, Jason, I don’t have that in front of me.

Jason Paraschac: OK.

Bob Gargus: So we have previously told people that while we had a spike in DVI in the fourth quarter, you know, we basically expect most of the DVI business in the CE arena to go away by the end of this year.

Jason Paraschac: OK.

Steve Tirado: Which is a positive because the HDMI products are a little bit more expensive so that’s good for us.

Jason Paraschac: Sure. Switching over to the SATA controller business, you had spoken previously about the fact that something like you were the only third party controller vendor approved on the Grantsdale platform previously. Is that still the case or what is your advantage there in selling to that platform?

Steve Tirado: I did not say we’re the only vendor. I said that we have a majority of the market share for the retail market. And we are very strong. Go do your channel check in Taiwan and you’ll see, pretty much, if there’s a discreet controller on the motherboard, it’s going to be Silicon Image.

But we’re not the only vendor out there. There is competition. It’s just we’ve done very, very well against them.

Bob Gargus: Jason, I think the thing you might recall was that we said that our DVI transmitter for the Intel motherboard, that we connected to their SDVO port and that we were basically, a quarter or so ago, I don’t know about now, we’re the only one that really could plug into that port effectively.

So it was on the DVI side for the motherboard where we had that advantage. The serial ATA side, as Steve says, we’re basically just — our advantage is performance.

Jason Paraschac: OK. Fair enough. OK. Thanks very much.

Operator: We’ll take a question from Ruben Roy of Pacific Crest Securities.

Bob Gargus: OK. So, Ruben, we’re going to make this the last call and then have a couple final announcements and move on, if that’s OK.

Ruben Roy: Excellent. I’ll try and make it quick. I just — I’m still a little bit confused about SteelVine. It sounds then like we’re still looking at just box revenues for going out in ‘05 and shifting to the chip sales into ‘06?

And can you maybe talk about the OEM you’re working with? You said you were working with their ODM. Is that kind of a reference design type situation? Or are you just selling chips to their ODM? Thanks.

Steve Tirado: So, it will not just be system sales in 2005. That was what I was saying in the script that some of the revenues that might have been system are now going to be IC sales and also that the serial ATA controller ICs are going to be significantly higher than we anticipated when we looked at 2005. What was the other part of your question?

Ruben Roy: Just in terms of the OEM that you’re working with. Actually, is it a typical enterprise storage type OEM? And then you mentioned that you’re working with their ODM. Are you going to be selling a chip to that ODM or is it a reference design or how does that work. Thanks.

Steve Tirado: I can’t really comment anything about the nature of the application or the customer, but I can tell you that we’re working directly with the OEM, not on a reference design but on an implementation for — this is something they’re going to take to market.

Ruben Roy: OK. Great. Thanks, Steve.

Steve Tirado: You’re welcome.

Bob Gargus: OK. So, with that, a couple more quick comments. First, Silicon Image will be presenting at the CIBC and Piper Jaffray conferences in New York scheduled for May 10th and 11th. And then additionally we’ll be presenting at the Credit Suisse First Boston presentations or conferences in Boston on June 1st and the Cowan conference in New York for June 2nd.

And with that, like to thank everybody for listening in to our call, and I’m sure that Darrel looks forward to contributing next quarter.

Darrel Slack: Absolutely.

Bob Gargus: Thank you.

Operator: This does conclude our conference. You may disconnect at this time. We thank you for your participation.

END